Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005 relating to the financial statements of Threshold Pharmaceuticals, Inc., which appears in the Threshold Pharmaceuticals, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 29, 2005